FORM 10-K                                    Page 195

Exhibit 4.4(c)


             AMENDMENT NO. 2 TO CREDIT AGREEMENT

     AMENDMENT dated as December 31, 1995 to the Amended and Restated Credit Agreement dated as of November 18, 1994 (as heretofore amended, the "Agreement") among Cone Mills Corporation, the banks listed on the signature pages thereof (the "Banks") and Morgan Guaranty Trust Company of New York, as Agent (the "Agent").

The parties hereto agree as follows with respect to the
Agreement:

     SECTION 1. Definitions: References. Unless otherwise specifically defined herein, each term used herein which is defined in the Agreement shall have the meaning assigned to such term in the Agreement. Each reference to "hereof", "hereunder", "herein" and "hereby" and each other similar reference and each reference to "this Agreement" and each other similar reference contained in the Agreement shall from and after the date hereof refer to the Agreement as amended hereby.

     SECTION 2.  Amendment of Definition of Consolidated Net
Income. The definition of Consolidated Net Income in Section
1.01 of the Agreement is hereby amended to read in full as follows:

          "Consolidated Net Income" means, for any period, the net income of the Borrower and its Consolidated
     Subsidiaries for such period, excluding non-cash equity earnings or losses from unconsolidated foreign affiliates.

     SECTION 3. Amendment of Section 5.10 of the Agreement.

Section 5.10 of the Agreement is amended to read in full as follows:

          SECTION 5.10. Debt Ratio. As of the last day of each fiscal quarter ended after January 1, 1997, the percentage of Adjusted Cash Flow for the period of four consecutive fiscal quarters then ended to Total
     Consolidated Debt as of such day will not be less than 26%.





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FORM 10-K                                    Page 196

Exhibit 4.4(c)   (continued)

     SECTION 4. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York.

     SECTION 5. Counterparts: Effectiveness. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the Signatures thereto and hereto were upon the same instrument. This Amendment shall become effective as of December 31, 1995 when the Agent shall have received duly executed counterparts hereof signed by the Borrower and the Required Banks.


     IN WITNESS WHEREOF, the parties hereto have caused this amendment to be duly executed as of the date first above written.

                              CONE MILLS CORPORATION

                              By: /s/ David E. Bray
                              Title:  Treasurer


                              MORGAN GUARANTY TRUST COMPANY
                              OF NEW YORK

                              By: /s/ Jeffrey Hwang
                              Title:  Vice President


                              FIRST UNION NATIONAL BANK
                              OF NORTH CAROLINA

                              By: /s/ K. Patrick McCormick
                              Title:  Vice President


                              NATIONSBANK OF NORTH
                              CAROLINA, N.A.

                              By: /s/ Alison H. Mewborne
                              Title:  Senior Vice President


                              WACHOVIA BANK OF NORTH
                              CAROLINA, N.A.

                              By: /s/ W. Stanton Laight
                              Title:  Senior Vice President